                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               DEVX ENERGY, INC.

                                       AT

                              $7.32 NET PER SHARE

                                       BY

                           COMSTOCK ACQUISITION INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            COMSTOCK RESOURCES, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON THURSDAY, DECEMBER 13, 2001,
                         UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of November 12, 2001 among Comstock Resources, Inc., Comstock Holdings, Inc., Comstock Acquisition Inc. and DevX Energy, Inc. The Offer is conditioned upon a number of matters contained in this Offer to Purchase, which include there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 50% of the number of then outstanding DevX shares (including all DevX shares issuable upon the exercise of then outstanding options or warrants) plus one DevX share. See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer," which set forth in full the conditions to the Offer.

     The Board of Directors of DevX has determined that the Agreement and Plan of Merger and the transactions contemplated thereby, including the Offer and the merger, are fair to, and in the best interest of, the holders of common stock of DevX, has approved, adopted and declared advisable the Agreement and Plan of Merger and the transactions contemplated thereby, including the Offer and the merger, and has resolved to recommend that the holders of those shares accept the Offer and tender their shares pursuant to the Offer.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's DevX shares should do any of the following:

     - complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered shares, and any other required documents, to American Stock Transfer & Trust Company, the Depositary for the Offer;

     - tender your shares pursuant to the procedure for book-entry transfer described in "Section 3. Procedures for Accepting the Offer and Tendering Shares"; or

     - request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose DevX shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such shares.

     A stockholder who desires to tender shares of DevX common stock and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

November 15, 2001

                               TABLE OF CONTENTS

SUMMARY TERM SHEET.................................................   ii
INTRODUCTION.......................................................    1
   1.  Terms of the Offer; Expiration Date.........................    3
   2.  Acceptance for Payment and Payment for Shares...............    5
   3.  Procedures for Accepting the Offer and Tendering Shares.....    6
   4.  Withdrawal Rights...........................................    8
   5.  Certain Federal Income Tax Consequences.....................    9
   6.  Price Range of Shares; Dividends............................   10
   7.  Certain Information Concerning DevX.........................   11
   8.  Certain Information Concerning Comstock, Holdings and
       Purchaser...................................................   11
   9.  Financing of the Offer and the Merger.......................   12
  10.  Background of the Offer; the Merger Agreement and Related
       Agreements..................................................   14
  11.  Purpose of the Offer; Plans for DevX After the Offer and the
       Merger; Effect on Senior Notes..............................   24
  12.  Dividends and Distributions.................................   27
  13.  Possible Effects of the Offer on the Market for Shares,
       Nasdaq Listing, Margin Regulations and Exchange Act
       Registration................................................   27
  14.  Certain Conditions of the Offer.............................   28
  15.  Certain Legal Matters and Regulatory Approvals..............   29
  16.  Fees and Expenses...........................................   31
  17.  Miscellaneous...............................................   31
Schedule I Directors and Executive Officers of Comstock, Holdings
  and Purchaser

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

     - We are Comstock Acquisition Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Comstock Holdings, Inc., a Delaware corporation, which, in turn, is a wholly owned subsidiary of Comstock Resources, Inc., a Nevada corporation. We were organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. See "Section 8. Certain Information Concerning Comstock, Holdings and Purchaser."

     - Comstock Resources, Inc. is an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. See "Section 8. Certain Information Concerning Comstock, Holdings and Purchaser."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     - We are seeking to purchase all of the issued and outstanding shares of common stock, par value $0.234 per share, of DevX Energy, Inc. See "Introduction" and "Section 1. Terms of the Offer; Expiration Date."

     - The Offer is not being made for (nor will tenders be accepted of) any of DevX's 12 1/2% senior notes due 2008. See "Introduction" and "Section 11. Purpose of the Offer, Plans for DevX After the Offer and the Merger; Effect on Senior Notes."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     - We are offering to pay $7.32 per share of common stock of DevX, net to the seller in cash (subject to applicable withholding taxes) and without interest thereon. See "Introduction," "Section 1. Terms of the Offer; Expiration Date" and "Section 5. Certain Federal Income Tax Consequences."

     - If you tender your DevX shares in the Offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares pursuant to the Offer. See "Introduction."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

     - We are not obligated to purchase any DevX shares unless there have been validly tendered and not withdrawn prior to the expiration of the Offer at least 50% of the number of then outstanding DevX shares (including all DevX shares issuable upon the exercise of options or warrants outstanding on December 12, 2001) plus one DevX share. See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer."

     - This and other conditions to our obligation to purchase DevX shares tendered in the Offer are described in greater detail in "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE THE OFFERED PAYMENT?

     - Yes. Comstock Holdings, Inc. will finance approximately $57.0 million of the Offer with borrowings under an acquisition loan. The remaining portion of the Offer will be financed through an investment by Comstock Resources, Inc. in Comstock Holdings, Inc. with borrowings under a new bank credit facility. See "Section 9. Financing of the Offer and the Merger."

     - Friedman, Billings, Ramsey & Co., Inc. is an advisor and arranger for the acquisition loan and is also DevX's financial advisor for the Offer and the Merger. Friedman, Billings, Ramsey & Co., Inc. is also providing services to Comstock Resources, Inc. in connection with a potential acquisition from third parties of oil and gas properties in which DevX also owns an interest. The fees payable by Comstock and DevX to Friedman, Billings, Ramsey & Co., Inc. and its affiliate in connection with these matters are described below in "Section 9. Financing of the Offer and the Merger."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     - We do not think that our financial condition is relevant to your decision to tender in the Offer because the form of payment consists solely of cash and the Offer is not subject to a financing condition. In addition, no relevant historical information concerning Comstock Acquisition Inc. is available because we have not carried on any activities other than in connection with the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     - You will have at least until 12:00 midnight, New York City time, on Thursday, December 13, 2001, to decide whether to tender your DevX shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     - We may, without the consent of DevX, but subject to the terms of the Merger Agreement and applicable law, extend the period of time during which the Offer remains open. We have agreed in the Agreement and Plan of Merger that we may extend the Offer until not later than January 11, 2002 if less than 50% of the number of then outstanding DevX shares (including all DevX shares issuable upon the exercise of options or warrants outstanding on December 12, 2001) plus one DevX share have been validly tendered and not withdrawn prior to December 13, 2001. See "Section 1. Terms of Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     - If we decide to extend the Offer, we will inform American Stock Transfer & Trust Company, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the Offer was previously scheduled to expire. See "Section 1. Terms of Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

     - To tender your DevX shares in the Offer, you must:

      - complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with your share certificate(s), and any other required documents, to the Depositary;

      - tender your shares pursuant to the procedure for book-entry transfer described in "Section 3. Procedures for Accepting the Offer and Tendering Shares"; or

      - request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your shares.

     - If your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to American Stock Transfer & Trust Company prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - You may withdraw previously tendered shares any time prior to the expiration of the Offer. See "Section 4. Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to American Stock Transfer & Trust Company while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See "Section 4. Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF DEVX THINK OF THE OFFER?

     - The Board of Directors of DevX has determined that the merger agreement and the transactions contemplated thereby, including the Offer and the merger, are fair to, and in the best interest of, the holders of common stock of DevX, has approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the Offer and the merger, and has resolved to recommend that the holders of those shares accept the Offer and tender their shares pursuant to the Offer. See "Introduction."

WILL DEVX CONTINUE AS A PUBLIC COMPANY?

     - If the merger occurs, DevX will no longer be publicly owned. Even if the merger does not occur, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or other securities market, there may not be a public trading market for the shares and DevX may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

     - If Comstock Acquisition Inc. accepts for payment and pays for at least 50% of the number of then outstanding DevX shares (including all DevX shares issuable upon the exercise of options or warrants outstanding on December 12, 2001) plus one DevX share, Comstock Acquisition Inc. will merge into DevX. If the merger occurs, DevX will become an indirect wholly owned subsidiary of Comstock Resources, Inc., and each issued and outstanding DevX share (other than any shares held in the treasury of DevX, owned by DevX, us or Comstock Resources, Inc., or owned by stockholders seeking appraisal for their shares) will be canceled and converted automatically into the right to receive $7.32 per share, in cash (or any greater amount per share paid pursuant to the Offer), without interest. See "Introduction" and "Section 10. Background of the Offer; the Merger Agreement and Related Agreements."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     - If you decide not to tender your shares in the Offer and the merger occurs, you will receive the same amount of cash per share as if you would have tendered your shares in the Offer, unless you have exercised your appraisal rights under Delaware law. See "Section 11. Purpose of the Offer; Plans for DevX After the Offer and the Merger; Effect on Senior Notes."

     - If you decide not to tender your shares in the Offer and the merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or other securities market, there may not be a public trading market for the shares and DevX may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

     - Following the Offer, it is possible that the shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the shares could no longer be used as collateral for loans made by brokers. See "Section 13. Possible Effects of the Offer on the Market of Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

WHAT IS A RECENT MARKET VALUE OF MY SHARES?

     - On October 19, 2001, the last full trading day before we announced the signing of the letter of intent relating to the Offer, the closing price per DevX share reported on the Nasdaq National Market was $5.20 per share. On November 12, 2001, the last full trading day before we announced the Offer, the closing price per DevX share reported on the Nasdaq National Market was $6.60 per share. See "Section 7. Certain Information Concerning DevX."

WITH WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

     - You can call Innisfree M&A Incorporated, the Information Agent, at (888) 750-5834. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of DevX Energy, Inc.:

                                  INTRODUCTION

     Comstock Acquisition Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Comstock Holdings, Inc., a Delaware corporation ("Holdings"), which, in turn, is a wholly owned subsidiary of Comstock Resources, Inc., a Nevada corporation ("Comstock"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.234 per share ("Shares"), of DevX Energy, Inc., a Delaware corporation ("DevX"), for $7.32 per Share (such amount, or any greater amount per Share paid pursuant to the Offer (as defined below), the "Per Share Amount"), net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See "Section 8. Certain Information Concerning Comstock, Holdings and Purchaser" for additional information concerning Comstock, Holdings and Purchaser.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup U.S. federal income tax withholding of 30.5% (or, if the Expiration Date (as defined below) occurs after December 31, 2001, 30%) of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "Section 5. Certain Federal Income Tax Consequences." Purchaser, Holdings or Comstock will pay all charges and expenses of American Stock Transfer & Trust Company (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See "Section 16. Fees and Expenses."

     The Board of Directors of DevX (the "Board") has determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Patrick J. Keeley abstained from voting with respect to these matters.

     Friedman, Billings, Ramsey & Co., Inc. ("FBR") has delivered to the Board its written opinion dated November 7, 2001 to the effect that, as of the date of the opinion, based upon and subject to various considerations and assumptions described in such opinion, the terms of the Offer and Merger are fair to the stockholders of DevX from a financial point of view. A copy of the written opinion of FBR is contained in DevX's Solicitation/ Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to DevX's stockholders with this Offer to Purchase. DevX's stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by FBR. FBR is also providing services to Comstock in connection with the financing of a portion of the consideration for the Offer and the Merger and a potential acquisition from third parties of oil and gas properties in which DevX also owns an interest. The fees payable by Comstock and DevX to FBR and its affiliates in connection with these matters are described below in "Section 9. Financing of the Offer and the Merger."

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 50% of the number of then outstanding Shares (including all Shares issuable upon the exercise of Outstanding Options or Outstanding Warrants (as each such term is defined below), each as of the business day preceding the Initial Expiration Date (as defined below)), plus one Share (the "Minimum Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer," which set forth in full the conditions to the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 12, 2001 (the "Merger Agreement") among Comstock, Holdings, Purchaser and DevX. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver, of the other conditions described in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged into DevX (the "Merger"). As a result of the Merger, DevX, which will continue as the surviving corporation (the "Surviving Corporation"), will become a wholly owned subsidiary of Holdings. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of DevX, owned by Purchaser, Holdings, Comstock or DevX or owned by stockholders who have demanded and perfected appraisal rights under Delaware Law) will be canceled and converted automatically into the right to receive the Per Share Amount in cash, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See "Section
11. Purpose of the Offer; Plans for DevX After the Offer and the Merger; Effect on Senior Notes." The Merger Agreement is more fully described in "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in "Section 5. Certain Federal Income Tax Consequences."

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of 50% of the outstanding Shares plus one Share (including Shares purchased pursuant to the Offer), Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision described in this paragraph) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, DevX has agreed, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of DevX, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

     The obligation of each party to effect the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of DevX. For a more detailed description of the conditions to the Merger, see "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Under Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements" and "Section 11. Purpose of the Offer; Plans for DevX After the Offer and the Merger; Effect on Senior Notes."

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the stockholders of DevX. In such event, Comstock, Holdings, Purchaser and DevX have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of DevX. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the stockholders of DevX is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See "Section 11. Purpose of the Offer; Plans for DevX After the Offer and the Merger; Effect on Senior Notes."

     DevX has advised Purchaser that, as of November 12, 2001, 12,649,522 Shares were issued and outstanding, 522,500 Shares were reserved for issuance pursuant to outstanding stock options or stock incentive rights, 265,000 Shares were reserved for issuance pursuant to outstanding warrants, 100,000 Shares were held in the treasury of DevX and no Shares were held by any subsidiary of DevX. Assuming that 12,649,522 Shares are outstanding on the scheduled Expiration Date and there are no Outstanding Options or Outstanding Warrants on such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, pursuant to a vote but without a meeting of DevX's stockholders, if Purchaser owns 6,324,762 Shares on such date.

     The Offer is not being made for (nor will tenders be accepted of) any of the holders of the DevX 12 1/2% senior notes due 2008 (the "Senior Notes"). See "Section 11. Purpose of the Offer; Plans for DevX After the Offer and the Merger; Effect on Senior Notes."

     Subject to the terms and conditions of the Indenture dated as of July 1, 1998, as amended (the "Indenture"), among DevX (formerly known as Queen Sand Resources, Inc.), DevX's subsidiaries and Harris Trust and Savings Bank, as Trustee, upon the consummation of the Offer, the holders of the Senior Notes will have the right to require DevX to repurchase all or any portion of their Senior Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Section 11. Purpose of the Offer; Plans for DevX After the Offer and the Merger; Effect on Senior Notes."

     Purchaser may offer a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date.

     No appraisal rights are available in connection with the Offer. However, stockholders of DevX may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of DevX's stockholders. See "Section 11. Purpose of the Offer; Plans for DevX After the Offer and the Merger; Effect on Senior Notes."

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures described in "Section 4. Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Thursday, December 13, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) will have extended the period during which the Offer is open, in which case Expiration Date will mean the latest time and date at which the Offer, as may be extended by Purchaser, will expire.

     The Offer is subject to the conditions described under "Section 14. Certain Conditions of the Offer," including the satisfaction of the Minimum Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer. Purchaser may not, however, without the prior consent of DevX, decrease the Per Share Amount, change the form of consideration payable, reduce the number of Shares to be purchased in the Offer or impose or modify (other than to waive) conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer." Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Minimum Condition as of the scheduled Expiration Date, which will initially be 20 business days following the commencement of the Offer (the "Initial Expiration Date"), and the other conditions set forth in "Section 14. Certain Conditions of the Offer," Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     The Merger Agreement provides that Purchaser is entitled to extend the Offer from time to time without the consent of DevX until no later than January 11, 2002 if, at the Initial Expiration Date, the Minimum Condition is not satisfied or until no later than December 31, 2001 if, at the Initial Expiration Date, the Minimum Condition is satisfied but any other condition to the Offer is not satisfied or waived. Purchaser agreed in the Merger Agreement to extend the Offer from time to time until not later than December 31, 2001 if, at the then scheduled Expiration Date, the Minimum Condition has not been satisfied or waived as permitted by the Merger Agreement. The Merger Agreement also provides that any extension of the Offer pursuant to the Merger Agreement will not, without the written consent of DevX, exceed the number of days that Purchaser reasonably believes will be necessary so that the Minimum Condition will be satisfied. Purchaser may also, without the consent of DevX, extend any then scheduled Expiration Date for any period required by applicable rules, regulations, interpretations or positions of the Commission or the staff thereof applicable to the Offer or required by applicable law. The Merger Agreement further provides that, if the Initial Expiration Date occurred, but fewer than 90% of the Shares have been validly tendered and not withdrawn as of the Initial Expiration Date, Purchaser may provide for a subsequent offering period (as contemplated by Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as long as providing for the subsequent offering period does not require the extension of the initial offer period under applicable rules and regulation of the Commission, which subsequent offering period will not exceed 20 business days. In addition, the Per Share Amount may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of DevX. Upon any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "Section 4. Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

     On or prior to the dates that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Comstock will provide or cause to be provided to Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer. Notwithstanding the foregoing and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in "Section 14. Certain Conditions of the Offer," and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

     If Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10-business day period. For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the period from 12:01 a.m. through 12:00 midnight, New York City time.

     Purchaser may offer a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights") prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 4. Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones New Services or the Public Relations Newswire on the next business day after the previously scheduled Expiration Date.

     DevX has provided Purchaser with DevX's stockholder list and security position listings for the purpose of disseminating the Offer to the holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on DevX's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listings.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not properly withdrawn in accordance with "Section 4. Withdrawal Rights") prior to the Expiration Date. Purchaser will pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser reserves the right to delay acceptance of or payment for Shares in order to comply in whole or in part with applicable laws. See "Section
1. Terms of the Offer; Expiration Date" and "Section 15. Certain Legal Matters and Regulatory Approvals."

     In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's

Message (as defined below), and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders whose Shares have been accepted for payment for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering stockholders. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

     If Purchaser does not purchase any Shares pursuant to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Securities. In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at its address set forth on the back cover of this Offer to Purchase. In addition, either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and the Depositary must receive a Book-Entry Confirmation (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     The method of delivery of Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Transfer. The Depositary will establish accounts with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases (including any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Holdings, Comstock or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent's Message, as described above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 12, 2001). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the holders of Shares or any adjournment or postponement, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 30.5% (or, if the Expiration Date occurs after December 31, 2001, 30%) of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights," subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 1. Terms of the Offer; Expiration Date."

     For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Holdings, Comstock or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

     The tax discussion set forth below is included for general information purposes only and is based upon present law (which may be subject to change, possibly on a retroactive basis). Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed to such holder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

     The receipt of cash pursuant to the Offer and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20% if the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 30.5% (or, if the Expiration Date occurs after December 31, 2001, 30%) rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares have been listed and principally traded on Nasdaq under the symbol "DVXE" since October 26, 2000. From November 11, 1999 to October 25, 2000, the Shares were quoted on the Nasdaq OTC Bulletin Board under the symbol "QSRI." From May 1997 to November 10, 1999, the Shares were quoted on the Nasdaq Small Cap Market under the symbol "QSRI." The following table sets forth, for the quarters indicated, the high and low sales prices per Share as listed on Nasdaq, as quoted on the Nasdaq OTC Bulletin Board or as reported on Nasdaq Small Cap Market. The prices for periods prior to October 26, 2000 have been adjusted to give effect to the 156-to-1 reverse stock split of the Shares. No dividends have been declared or paid on the Shares during the quarters indicated.

                                                               HIGH       LOW
                                                              -------   -------
Fiscal 1999
  First Quarter.............................................  $643.50   $175.50
  Second Quarter............................................  $229.16   $146.17
  Third Quarter.............................................  $146.33   $ 43.84
  Fourth Quarter............................................  $ 92.66   $ 43.84
Fiscal 2000
  First Quarter.............................................  $ 82.68   $ 43.84
  Second Quarter............................................  $ 63.38   $ 14.63
  Third Quarter.............................................  $ 46.32   $  7.32
  Fourth Quarter............................................  $  8.38   $  7.32
Fiscal 2001
  First Quarter.............................................  $  8.64   $  7.00
  Second Quarter............................................  $  9.02   $  6.55
  Third Quarter.............................................  $  7.05   $  4.50
  Fourth Quarter (through November 14, 2001)................  $  7.27      4.91

     On October 19, 2001, the last full trading day prior to the announcement of signing of the letter of intent relating to the Offer, the closing price per Share as reported on Nasdaq was $5.20. On November 12, 2001, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $6.60. On November 14, 2001, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $7.24. As of November 12, 2001, the approximate number of holders of record of Shares was 932.

     Stockholders are urged to obtain a current market quotation for the Shares.

7.  CERTAIN INFORMATION CONCERNING DEVX.

     Except as otherwise described in this Offer to Purchase, all of the information concerning DevX contained in this Offer to Purchase, including financial information, has been furnished by DevX or has been taken from or based upon publicly available information. None of Comstock, Holdings or Purchaser assumes any responsibility for the accuracy or completeness of this information or for any failure by DevX to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Comstock, Holdings or Purchaser.

     General. DevX is a Delaware corporation with its principal executive offices located at 13760 Noel Road, Suite 1030, Dallas, Texas 75240-7336. DevX's telephone number is (972) 233-9906.

     DevX is an independent energy company engaged in the exploration, exploitation, development and acquisition of oil and natural gas properties in conventional producing areas of North America.

     Available Information. DevX is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning DevX's directors and officers, their remuneration, stock options granted to them, the principal holders of DevX's securities and any material interest of such persons in transactions with DevX is required to be disclosed in proxy statements distributed to DevX's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's public reference rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference rooms. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8.  CERTAIN INFORMATION CONCERNING COMSTOCK, HOLDINGS AND PURCHASER.

     General. Each of Holdings and Purchaser is a newly formed Delaware corporation organized for the purpose of effecting the Offer and the Merger and neither has carried on any activities other than in connection with the Offer and the Merger. The principal offices of Holdings and Purchaser are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 and their telephone number is (972) 668-8800. Purchaser is a wholly owned subsidiary of Holdings and Holdings is a wholly owned subsidiary of Comstock.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that either Holdings or Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because each of Holdings and Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Holdings or Purchaser is available.

     Comstock is a Nevada corporation, with its principal offices located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. Comstock's telephone number is (972) 668-8800. Comstock's principal business is the acquisition, development, production and exploration of oil and natural gas properties. The common stock of Comstock is listed for trading on The New York Stock Exchange under the symbol "CRK."

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Comstock, Holdings and Purchaser and certain other information are described in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Comstock, Holdings, Purchaser or, to their knowledge, any of the persons listed on
Schedule I hereto has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, (i) none of Comstock, Holdings or Purchaser, nor, to their knowledge, any of the persons listed in
Schedule I hereto or any associate or majority-owned subsidiary of Comstock, Holdings or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Comstock, Holdings or Purchaser, nor, to the their knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as described in this Offer to Purchase, no material agreement, arrangement, understanding or relationship exists or is proposed between Comstock, Holdings, Purchaser, or, to their knowledge, any of the persons listed in Schedule I hereto or any controlling persons or subsidiaries of Comstock, Holdings or Purchaser and DevX or any of its executive officers, directors, controlling persons or subsidiaries.

     As of November 14, 2001, none of Comstock, Holdings or Purchaser, nor, to their knowledge, any of the persons listed in Schedule I hereto owns any Shares.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Comstock, Holdings or Purchaser, nor, to their knowledge, any of the persons listed in Schedule I hereto, has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of DevX, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss guarantees of profits or loss or the giving or withholding of proxies, consents or authorizations. Except as described in this Offer to Purchase, since November 15, 1999, none of Comstock, Holdings or Purchaser, nor, to their knowledge, any of the persons listed on Schedule I hereto, has had any transaction with DevX or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as described in this Offer to Purchase, since November 15, 1999, there have been no negotiations, transactions or material contacts between any of Comstock, Holdings or Purchaser or any of their respective subsidiaries or, to their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and DevX or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of DevX's securities, an election of DevX's directors or a sale or other transfer of a material amount of assets of DevX.

9.  FINANCING OF THE OFFER AND THE MERGER.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $94.0 million. Holdings will finance approximately $57.0 million of the Offer and the Merger with borrowings under an acquisition loan (the "Acquisition Loan") and Comstock will finance the remaining approximately $37.0 million of the Offer and the Merger with an investment in Holdings with borrowings under a new revolving bank credit facility (the "Comstock Credit Facility"). Alternatively, Comstock may finance the entire amount with borrowings under the Comstock Credit Facility and not access the Acquisition Loan.

     Comstock has entered into a commitment letter for the Comstock Credit Facility. In addition, Comstock has entered into a commitment letter for a credit facility (the "DevX Credit Facility") for the Surviving Corporation (as defined below), to be effective upon completion of the Merger. Proceeds from the DevX Credit Facility would be used to repay a portion of the Acquisition Loan. The Comstock Credit Facility and the DevX Credit Facility are collectively referred to as the "Credit Facilities." Copies of the commitment letters have been filed as Exhibits to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser, Holdings and Comstock with the Commission in connection with the Offer. The commitment letters may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning DevX."

     The Comstock Credit Facility will consist of a $350.0 million revolving credit commitment and the DevX Credit Facility will consist of a $48.5 million revolving credit commitment, each of which will provided by a syndicate of banks for which TD Securities (USA), Inc. will serve as arranger and Toronto Dominion (Texas), Inc. ("TDTX") will serve as administrative agent.

     Indebtedness under the Comstock Credit Facility will be secured by substantially all of Comstock's and certain of its subsidiaries' assets and indebtedness under the DevX Credit Facility will be secured by substantially all of the Surviving Corporation's assets. Each of the Credit Facilities will be subject to borrowing base availability, which will be redetermined semiannually based on the banks' estimates of the future net cash flows of the borrowers' oil and gas properties. The borrowing base may be affected by the performance of the respective borrower's properties and changes in oil and gas prices. The determination of the borrowing base will be at the sole discretion of the administrative agent and the bank group. The revolving credit line under the Comstock Credit Facility will bear interest, based on the utilization of the borrowing base, at the option of Comstock at either (i) LIBOR plus 1.0% to 2.0% or (ii) the base rate plus 0% to 1.0%. The revolving credit line under the DevX Credit Facility will bear interest, based on the utilization of the borrowing base, at the option of the Surviving Corporation at either (i) LIBOR plus 2.0% to 2.25% or (ii) the base rate plus 1.0% to 1.25%. Each Credit Facility will mature on the third anniversary of the closing thereof or such earlier date as the borrower may elect. Each Credit Facility will contain covenants that, among other things, restrict the payment of cash dividends, limit the amount of consolidated debt and limit the borrower's ability to make certain loans and investments. Financial covenants will include the maintenance of a current ratio, maintenance of tangible net worth and maintenance of an interest coverage ratio.

     Holdings has entered into a commitment letter for the Acquisition Loan, a copy of which has been filed as an Exhibit to the Schedule TO. The commitment letter may be examined and copies may be obtained at the places set forth in "Section 11. Certain Information Concerning DevX."

     The purpose of the Acquisition Loan is to provide a portion of the funds for the acquisition of the Shares. Pursuant to the commitment letter, the Acquisition Loan will consist of a $57.0 million credit commitment provided by a syndicate of lenders for which FBR will serve as an advisor and arranger and TDTX will serve as administrative agent. Indebtedness under the Acquisition Loan will be secured by Purchaser's ownership of Shares and a pledge of 3,000,000 shares of unregistered common stock of Comstock. The Acquisition Loan will consist of advances aggregating $57.0 million. The Acquisition Loan will bear interest at a rate equal to the greater of (i) the rate publicly announced from time to time by TDTX as its prime rate or (ii) the Federal Funds rate plus 0.50% per annum, plus, in each case, (x) during days one through 14, 900 basis points,
(y) during days 15 through 30, 1,200 basis points, and (z) thereafter, 1,500 basis points. The Acquisition Loan will mature 90 days after closing and may be prepaid at any time. Interest will be payable at maturity. The Acquisition Loan will contain covenants that, among other things, restrict the payment of dividends and distributions, limit the incurrence of debt and the issuance of quasi-equity securities such as preferred stock, prohibit certain loans and investments and restrict certain mergers or consolidations. Pursuant to the commitment letter, financial covenants will include those usual and customary for transaction of this nature.

     FBR, an advisor and arranger for the Acquisition Loan, is also DevX's financial advisor in connection with the Offer and the Merger. At the closing of the Acquisition Loan, FBR will receive $125,000 as an arrangement fee.

     In October 2001, Comstock engaged FBR to act as financial advisor to Comstock in connection with a potential acquisition from third parties of oil and gas properties in which DevX also owns an interest. In connection with such engagement, Comstock has agreed to pay FBR a fee of $90,000. Comstock also agreed to reimburse FBR for its out-of-pocket expenses incurred in connection with performing its services, including the fees and disbursements of legal counsel, and to indemnify FBR and related parties against certain liabilities, including liabilities under federal securities laws, arising out of FBR's engagement.

     DevX retained FBR in August 1999 for an initial term of two years to act as its financial advisor with respect to any purchase or sale of all or substantially all of the assets of DevX or any similar stock purchase, merger, acquisition, business combination, joint venture or other strategic transaction. This term was subsequently extended to November 2002. The engagement letter provides that FBR will assist DevX in identifying, evaluating and implementing strategic alternatives including business combinations, capital raising and self-tenders. Under the engagement, DevX has agreed to pay FBR (1) a transaction fee of up to 2% of the first $30 million of total consideration involved in the transaction, 1.5% of amounts exceeding $30 million up to and including $50 million of total consideration and 1% of amounts exceeding $50 million of total consideration plus (2) FBR's out-of-pocket expenses incurred in connection with performing its services, including the fees and disbursements of legal counsel and its petroleum engineering consultants. Upon consummation of the Merger, the transaction fee will be approximately $1,900,000. DevX also has agreed to indemnify FBR and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of their engagement. On November 10, 2000, Patrick J. Keeley, who serves as of FBR's managing directors, became one of DevX's directors.

     Pursuant to the engagement letter with DevX, FBR has provided financial advisory and investment banking services to DevX since August 1999 and has received customary compensation for the rendering of such services. During the year ended December 31, 2000, FBR assisted DevX to implement a recapitalization, which was completed on October 31, 2001. In addition, FBR acted as the lead underwriter for the offering of 11,500,000 Shares, which was closed in October and November 2000. Simultaneously with the underwriting, FBR assisted DevX to execute a tender to repurchase $75.0 million of original principal amount of DevX's senior notes. During the year 2000, DevX paid FBR fees totaling approximately $5.7 million plus expenses.

10.  BACKGROUND OF THE OFFER; THE MERGER AGREEMENT AND RELATED AGREEMENTS.

  BACKGROUND OF THE OFFER

     In January 2001, Patrick J. Keeley, one of DevX's directors and an officer of FBR, contacted M. Jay Allison, Chairman and Chief Executive Officer of Comstock, on behalf of DevX to determine whether Comstock might be interested in pursuing merger discussions. On January 12, 2001, Mr. Keeley and Rehan Rashid of FBR, Joseph T. Williams, Chairman of DevX, Mr. Allison, Roland O. Burns, the Chief Financial Officer and a director of Comstock, and Michael W. Taylor, the Vice President of Corporate Development of Comstock, met to discuss DevX's recent restructuring and its current assets, reserves and production rate. On January 15, 2001, DevX provided a set of publicly available information to Comstock.

     On January 16, 2001, Comstock and DevX entered into a confidentiality agreement. DevX provided Comstock with its reserve report, asset profile and financial information on January 17, 2001.

     Over the following two weeks, several conversations were held between representatives of Comstock and DevX relating to DevX's assets.

     On February 16, 2001, DevX provided Comstock with a reserve report, together with lease operating statements and financial information.

     On March 8, 2001, representatives of DevX and Comstock met to discuss assets and engineering data. On March 9, 2001, DevX provided Comstock with information on DevX's employment costs, capital structure and working capital. In the course of their review of the information provided by DevX, representatives of Comstock held several telephone conversations with representatives of DevX for the purpose of clarifying certain aspects of the DevX information. On March 21, 2001, FBR provided Comstock with an analysis of DevX. These initial discussions did not advance to any significant stage and were abandoned at that time.

     On September 24, 2001, Mike Mitchell of FBR contacted Mr. Allison to determine whether Comstock had any interest in discussing a transaction with DevX. Mr. Mitchell followed up this call with a meeting with Messrs. Allison and Burns. At the meeting, Mr. Allison indicated that Comstock might be interested in reopening discussions with DevX.

     On October 4, 2001, Messrs. Mitchell, Allison, Burns and Taylor met at Comstock's office to discuss a possible transaction between Comstock and DevX.

     On October 5, 2001, Mr. Taylor placed a telephone call to Ronald Idom, Senior Vice President, Operations of DevX, to discuss the status of DevX's reserves and assets. Mr. Idom provided additional data to Mr. Taylor on October 5, 2001, and, on October 8, 2001, Messrs. Idom and Taylor and various other representatives of the two companies met at DevX's offices to discuss DevX's reserve and asset information in greater detail.

     On October 10, 2001, Comstock sent a letter of intent to DevX in which Comstock indicated that it was prepared to purchase all of the outstanding shares of DevX for $7.10 per share. The October 10 letter was subject to a number of conditions.

     Over the following ten days, discussions with the same principal participants were held regarding unresolved elements of a transaction, including the price per share, various closing conditions, termination fees and restrictions on DevX's ability to continue or initiate merger discussions with third parties.

     On October 19, 2001, several telephone conversations took place between Messrs. Williams and Allison during which the parties agreed to terms of the letter of intent. The letter of intent was executed on behalf of both parties later that day. The terms of the letter of intent are similar in all material respects to those described in this Offer to Purchase.

     Immediately upon signing the letter of intent, the parties instructed their legal advisors to prepare a definitive agreement and the other documentation required to effect the transaction. On the morning of October 22, 2001, Comstock and DevX each issued a press release announcing that they had signed a non-binding letter of intent relating to the acquisition of DevX by Comstock.

     During the period from October 22 to November 8, Comstock through its representatives conducted its due diligence investigation. Also during this period, representatives of the parties conducted negotiations with respect to finalizing the definitive agreement.

     During this same period, FBR, DevX's financial advisor in connection with the Offer and the Merger, and Comstock engaged in discussions regarding FBR's possible assistance in facilitating financing a portion of the consideration for the Offer and the Merger. As a result of these discussions, Holdings entered into a commitment letter with FBR for the Acquisition Loan on the terms described in "Section 9. Financing of the Offer and the Merger." In addition, FBR is providing services to Comstock in connection with a potential acquisition from third parties of oil and gas properties in which DevX also owns an interest. The fees payable by Comstock and DevX to FBR in connection with these matters are described above in "Section 9. Financing of the Offer and the Merger."

     The Comstock Board met on November 12, 2001 and unanimously approved the definitive merger agreement and the other related transaction documents.

     On November 12, 2001, the merger agreement was executed and delivered by representatives of all of the parties. Prior to the opening of trading on November 13, 2001, Comstock and DevX each issued press releases announcing the execution of the definitive agreement.

  THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning DevX."

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than seven business days after November 12, 2001. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "Section
14. Certain Conditions of the Offer" hereof. Purchaser has agreed that no change in the Offer may be made that decreases the Per Share Amount, changes the form of consideration payable, reduces the maximum number of Shares to be purchased in the Offer or imposes or modifies (other than waives) conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer" hereof without the prior consent of DevX.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser will be merged with and into DevX. As a result of the Merger, the separate corporate existence of Purchaser will cease and DevX will continue as the surviving corporation of the Merger (the "Surviving Corporation") and will become a wholly owned subsidiary of

Holdings. Upon the consummation of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares that are held in the treasury of DevX, or owned by Purchaser, Holdings, Comstock or DevX, and any Shares that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) will be canceled and converted automatically into the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, each Share held in treasury of DevX and each Share owned by Purchaser, Holdings, Comstock or DevX immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, and each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the Surviving Corporation.

     The Merger Agreement provides that M. Jay Allison and Roland O. Burns will be the initial directors and officers of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, except that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to provide that the name of the Surviving Corporation will be "DevX Energy, Inc." The Merger Agreement further provides that, unless otherwise determined by Comstock prior to the Effective Time and subject to the bylaws of Purchaser, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     Stock Options. DevX agreed in the Merger Agreement to use its reasonable best efforts to cause all holders of options (and such holders' spouses) to purchase Shares granted under DevX's 1997 Incentive Stock Option Plan and Directors Non-Qualified Option Plan (the "Stock Option Plans") to execute prior to the Initial Expiration Date an agreement to relinquish such holder's options to purchase Shares (an "Option Relinquishment and Release Agreement"). At the Expiration Date, Purchaser will cause each holder who has previously delivered an Option Relinquishment and Release Agreement to be paid the cash amount equal to the product of (i) the number of Shares subject to such option (irrespective of whether such option is then exercisable) and (ii) the amount by which the Per Share Amount exceeds the exercise or strike price per Share subject to such option, less any required withholding taxes. If an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Initial Expiration Date, such holder's options (the "Outstanding Options") will, in accordance with the terms and conditions of the governing Stock Option Plan and the holder's stock option agreement(s), be converted without any action on the part of the holder thereof into the right to receive Merger Consideration upon the exercise of such holder's options in accordance with, and within the time period prescribed by, the applicable Stock Option Plan and the holder's stock option agreement(s). Purchaser also agreed in the Merger Agreement to pay or cause to be paid to each holder of Outstanding Options, the Merger Consideration, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of such options by the holder thereof. If any holder of options to purchase Shares exercises such options prior to the Effective Time, such holder will receive certificates evidencing the Shares underlying the options and may surrender such certificates at the Effective Time for payment in cash as provided in the Merger Agreement.

     Warrants. DevX agreed in the Merger Agreement to send to holders of warrants to purchase Shares written notice of the Offer and Merger and such information required by the terms of such warrant, along with an agreement to relinquish such warrants (a "Warrant Relinquishment and Release Agreement"), and to use its reasonable best efforts to cause all holders of warrants (and such holders' spouses) to execute prior to the Initial Expiration Date a Warrant Relinquishment and Release Agreement. At the Expiration Date, Purchaser shall cause such holders who have previously delivered a Warrant Relinquishment and Release Agreement to be paid the cash amount equal to the product of (i) the number of Shares subject to such warrant and (ii) the amount by which the Per Share Amount exceeds the exercise price per share of Shares subject to such warrant, less any required withholding taxes. If a warrant holder fails to deliver a Warrant Relinquishment and Release Agreement prior to the Initial Expiration Date, such holder's warrants (the "Outstanding Warrants") will, in accordance with the terms and conditions of the Outstanding Warrant, be converted without any action on the part of the holder thereof into the right to receive Merger Consideration upon the exercise of such holder's warrants in accordance with the warrant agreement(s). The Purchaser agreed in the Merger Agreement to pay or cause to be paid to each holder of Outstanding Warrants, the Merger Consideration, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of such warrants by the holder thereof. If warrants to purchase Shares are exercised by holders prior to the Effective Time, such holders shall receive certificates evidencing the Shares underlying the warrants and may surrender such certificates the Effective Time for payment in cash as provided in the Merger Agreement.

     Conduct of Business by DevX Pending the Merger. DevX agreed in the Merger Agreement that, between the date of the Merger Agreement and the Effective Time, unless Comstock otherwise agrees in writing and except for actions taken or omitted for the purpose of complying with the Merger Agreement, the businesses of DevX and its subsidiaries will be conducted only in, and DevX and its subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and DevX will use its reasonable best efforts to preserve substantially intact the business organization of DevX and its subsidiaries and to preserve the current relationships of DevX and its subsidiaries with customers, suppliers and other persons with which DevX or any of its subsidiaries has significant business relations.

     The Merger Agreement provides that, by way of amplification and not limitation, except as expressly contemplated therein, neither DevX nor any of its subsidiaries will, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Comstock:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (c) issue (other than upon the exercise of options or warrants previously granted to current or former officers, employees or directors of
     DevX), purchase, redeem, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of DevX or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of DevX or any of its subsidiaries;

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary of DevX or any other subsidiary;

          (e) with certain exceptions, sell, transfer, assign, dispose of or encumber any assets of DevX or any of its subsidiaries, or enter into any agreement or commitment with respect to assets of DevX or its subsidiaries, other than in the ordinary course consistent with past good business practice and other than transfers between DevX and its subsidiaries;

          (f) with certain exceptions, sell, transfer, assign, dispose of or encumber any of DevX's oil and gas properties or enter into any agreement or commitment with respect to any such sale, assignment, disposition or encumbrance;

          (g) other than in the ordinary course and consistent with past business practice, incur or become contingently liable for any indebtedness or guarantee any such indebtedness or redeem, purchase or acquire or offer to redeem, purchase or acquire any debt;

          (h) acquire or agree to acquire any assets other than in the ordinary course and consistent with past business practice;

          (i) modify or amend any existing agreement or enter into any new agreement with DevX's financial advisors or other similar consultants, including, without limitation, FBR;

          (j) subject to certain provisos, elect not to participate in any well to which proven reserves (as identified in the report of DevX's estimates of its and its subsidiaries' oil and gas reserves as of June 30, 2001 (the "Reserve Report")) have been attributed in the Reserve Report proposed pursuant to any existing net profits agreement or joint operating agreement;

          (k) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except for purchases of inventory in the ordinary course of business consistent with past practice, (ii) incur any indebtedness for borrowed money other than draws under DevX's existing revolving credit facility or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, (iii) except as provided in the Merger Agreement, enter into any contract or agreement other than in the ordinary course of business and consistent with past practice, (iv) issue any authorization for expenditure or authorize any other individual capital expenditure in excess of $250,000 net to DevX's interest or (v) except as provided in the Merger Agreement, enter into or amend any contract, agreement, commitment or arrangement with respect to any matter described in this paragraph (k);

          (l) with certain exceptions, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of DevX or any of its subsidiaries who are not directors or officers of DevX or any of its material subsidiaries, or establish, adopt, enter into or amend (except as may be required by law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (m) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

          (n) make any material tax election or settle or compromise any material tax liability;

          (o) with certain exceptions, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in DevX's balance sheet dated June 30, 2001 or subsequently incurred in the ordinary course of business and consistent with past practice or liabilities or obligations owed to DevX or its subsidiaries;

          (p) amend, modify or consent to the termination of any of DevX's material contracts, or amend, waive, modify or consent to the termination of DevX's or its subsidiaries' material rights thereunder;

          (q) commence or settle any material litigation, suit, claim, action, proceeding or investigation (an "Action"); or

          (r) publicly announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     Stockholders' Meeting. Pursuant to the Merger Agreement, DevX, acting through the Board, will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger. If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     Proxy Statement. The Merger Agreement provides that DevX will, if approval of DevX's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have promptly cleared by the

Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and will cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of DevX at the earliest practicable time. DevX has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser, Holdings or Comstock, the recommendation of the Board that the stockholders of DevX approve and adopt the Merger Agreement and the transactions contemplated thereby and to use its best efforts to obtain such approval and adoption. The Merger Agreement also provides that, if Purchaser acquires at least 90% of the then outstanding Shares, Comstock, Holdings, Purchaser and DevX will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of DevX's stockholders.

     DevX Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of 50% of the outstanding Shares plus one Share (including Shares purchased pursuant to the Offer), Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision described in this paragraph), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and DevX will, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of DevX, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, DevX will use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser will constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each subsidiary of DevX, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. DevX further agreed in the Merger Agreement that, until the Effective Time, at the request of Comstock, DevX will use its best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of DevX's subsidiaries, as of the date of the Merger Agreement, who are not employees of DevX will remain members of the Board and of such boards and committees.

     The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the provision described above and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of DevX, any termination of the Merger Agreement by DevX, any extension by DevX of the time for the performance of any of the obligations or other acts of Comstock, Holdings or Purchaser, or waiver of any of DevX's rights thereunder, will require the concurrence of a majority of those directors of DevX then in office who neither were designated by Purchaser nor are employees of DevX or any of its subsidiaries, and, if serving on the Board currently, were disinterested directors in connection with the Board's consideration of the Merger Agreement.

     Access to Information. Pursuant to the Merger Agreement, until the Effective Time, DevX will, and will cause its subsidiaries and the officers, directors, employees, auditors and agents of DevX and its subsidiaries to, afford the officers, employees and agents of Comstock, Holdings and Purchaser and persons providing or proposing to provide Comstock or Purchaser with financing for the Offer and the Merger complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of DevX and each of its subsidiaries, and will furnish Comstock, Holdings and Purchaser and persons providing or proposing to provide Comstock, Holdings or Purchaser with financing for the transactions contemplated by the Merger Agreement, with such financial, operating and other data and information as Comstock, Holdings or Purchaser, through its officers, employees or agents, may reasonably request, and Comstock, Holdings and Purchaser have agreed to keep such information confidential, except in certain circumstances.

     No Solicitation of Transactions. DevX has agreed in the Merger Agreement that neither it nor any of its subsidiaries through any officer, director, advisor or other person acting on its behalf will, directly or indirectly, solicit, initiate or encourage in any way any offer from any third party to acquire by any means all or any substantial part of the assets or the shares of capital stock of DevX or any of its subsidiaries (an "Acquisition Proposal"). Pursuant to the Merger Agreement, DevX may, however, furnish information to and negotiate with a third party (a "Potential Acquirer") if the Potential Acquirer has, in circumstances not involving any breach by DevX of the foregoing provisions, made a tender or exchange offer for, or a proposal to the Board to acquire 20% or more of the Shares, and (i) the Board determines in good faith, based on the advice of outside counsel, that the failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the stockholders of DevX under applicable law, and (ii) the Board is advised by its financial advisor that such Potential Acquirer has the financial wherewithal to consummate the acquisition and such acquisition would be more favorable to the stockholders of DevX than the transactions contemplated by the Merger Agreement.

     DevX has also agreed that neither the Board nor any committee thereof will
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Comstock, Holdings or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. The Merger Agreement provides that, notwithstanding the foregoing, in the event that, prior to the Expiration Date, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger, but only to terminate the Merger Agreement in accordance with the termination provisions specified therein (and, concurrently with such termination, cause DevX to enter into an agreement with respect to any Acquisition Proposal that the Board determines, in its good faith judgment (after having received the advice of FBR or such other financial advisor of recognized reputation), to be more favorable to DevX's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed (such Acquisition Proposal, a "Superior Proposal")).

     In the Merger Agreement, DevX agreed to, and agreed to direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with third parties that may be ongoing with respect to any Acquisition Proposal. DevX also agreed to promptly advise Comstock in writing (within 48 hours) of the material terms and conditions of such Acquisition Proposal.

     Employee Matters. Pursuant to the Merger Agreement, Purchaser will provide DevX a list of employees whom Purchaser intends to continue to employ, and a summary of the material terms of such employment, which terms will not be less favorable than such employee's current employment terms and provided that such employees who are retained and for whom a retention bonus would be due and payable will be paid such bonus on December 31, 2001. The Merger Agreement provides that, at any time after receipt of such list, DevX may terminate any employee whose name is not on such list and will pay any severance to such employee to which he or she may be entitled under the terms of certain employment contract, termination agreement or policy in existence as of October 19, 2001. Comstock agreed in the Merger Agreement to cause DevX to maintain DevX's existing benefits for such period of time as is necessary for DevX to fulfill its obligations under existing contracts and policies. Comstock agreed in the Merger Agreement to, after the Effective Date, cause DevX to maintain welfare benefit plans with benefits no less favorable to the persons covered thereby than DevX's existing welfare benefit plans for such period of time as necessary for DevX to fulfill its obligations under DevX's existing contracts and policies.

     Directors' and Officers' Indemnification Insurance. The Merger Agreement provides that the Certificate of Incorporation of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the By-laws of DevX, and that such provisions will not be amended, repealed or otherwise modified in any manner that would materially and adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of DevX, unless such modification is required by law.

     In the Merger Agreement, Comstock agreed to maintain the directors' and officers' liability insurance that serves to reimburse persons currently covered by DevX's directors' and officers' liability insurance in full force and effect for the continued benefit of such persons for a continuous period of not less than two years from the Effective Time on terms that are not materially different from DevX's insurance currently in effect

(except that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time.

     The Merger Agreement further provides that if DevX, Comstock or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of DevX, Comstock or the Surviving Corporation, as the case may be, or at Comstock's option, Comstock, will assume the foregoing indemnity obligations.

     The foregoing indemnification obligations are in addition to and not in lieu of DevX's indemnification obligations under agreements between DevX and certain of its officers and directors.

     Further Action; Reasonable Best Efforts. In the Merger Agreement, each of the parties agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. None of Purchaser, Holdings or Comstock is, however, required to take any action, including entering into a consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Purchaser, Holdings, Comstock, DevX or any of their respective subsidiaries or
(ii) limits Comstock's ability to operate DevX and its subsidiaries or any portion thereof or any of Comstock's or its affiliates' other assets or businesses in a manner consistent with past practice. The Merger Agreement also provides that in case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

     The Merger Agreement further provides that each of the parties will cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

     Assumption of Agreements. Comstock agreed in the Merger Agreement to, at the Expiration Date, enter into an assumption or guaranty agreement reasonably satisfactory to Brian J. Barr and Edward J. Munden, each of whom is a former officer of DevX, pursuant to which Comstock will assume or guaranty the obligations of DevX under the termination agreement between DevX and each of Messrs. Barr and Munden.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, among others, representations by DevX as to the absence of certain changes or events concerning DevX's business, oil and gas agreements, properties, compliance with law, filings and financial statements, litigation, employee benefit plans, labor and employment matters, property and leases, intellectual property, environmental matters, taxes, material contracts, customers and suppliers, insurance and brokers.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) if and to the extent required by Delaware Law, the Merger Agreement and the transactions contemplated thereby have been approved and adopted by the affirmative vote of the stockholders of DevX;

          (b) no governmental authority has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of Shares by Comstock, Holdings or Purchaser or any affiliate of any of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement; and

          (c) Purchaser or its permitted assignee has purchased all Shares validly tendered and not withdrawn pursuant to the Offer, except that this condition will not be applicable to the obligations of Comstock, Holdings or Purchaser if, in breach of the Merger Agreement, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of DevX:

          (a) by mutual written consent of each of Comstock, Holdings, Purchaser and DevX duly authorized by the Boards of Directors of Comstock, Holdings, Purchaser and DevX;

          (b) by any of Comstock, Holdings, Purchaser or DevX if (i) the Effective Time has not occurred on or before June 30, 2002, except that the right to terminate the Merger Agreement as described in this clause (b)(i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

          (c) by Comstock if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in "Section 14. Certain Conditions of the Offer" hereto, Purchaser has (A) failed to commence the Offer within 30 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (except that the applicable time periods specified in (A) and (C) above will be extended until June 30, 2002), unless such action or inaction under (A),
     (B) or (C) has been caused by or resulted from the failure of Comstock, Holdings or Purchaser to perform, in any material respect, any of their covenants or agreements contained in the Merger Agreement, or the material breach by Comstock, Holdings or Purchaser of any of their representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof has withdrawn or modified in a manner adverse to Purchaser, Holdings or Comstock its approval or recommendation of the Merger Agreement, the Offer or the Merger, or has recommended or approved any Acquisition Proposal, or has resolved to do any of the foregoing;

          (d) by DevX, upon approval of the Board, if (i) Purchaser has (x) failed to commence the Offer within seven business days following the date of the Merger Agreement, or (y) terminated the Offer without having accepted any Shares for payment thereunder, unless such action or inaction described in (x) or (y) has been caused by or resulted from a failure of DevX to perform, in any material respect, any of its material obligations or agreements contained in the Merger Agreement or the material breach by DevX of any of its material representations or warranties contained in the Merger Agreement, (ii) the Expiration Date has not occurred by January 1, 2002 (but subject to the occurrence of an extension of the Offer pursuant to the Merger Agreement), unless such failure of the Expiration Date to occur has been caused by or resulted from a failure of DevX to perform, in any material respect, any of its material obligations or agreements contained in the Merger Agreement or the material breach by DevX of any of its material representations or warranties contained in the Merger Agreement, (iii) Comstock, Holdings or Purchaser has committed a material breach of the Merger Agreement or (iv) prior to the Expiration Date, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon two calendar days' prior written notice to Comstock, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of,
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

     the Superior Proposal (with any termination of the Merger Agreement pursuant to the provisions described in this clause (d)(iv) not being effective until DevX has made full payment of all amounts described below under the section entitled "Fees").

     The Merger Agreement also provides that, in each case, the time periods and deadlines summarized above in paragraphs (c) and (d) may be extended, at the option of any party as reasonably necessitated by the occurrence of a Suspension Event for such period of time as may be reasonably necessary (but not to exceed five business days) following the conclusion of a Suspension Event, but in no event to exceed January 31, 2002. As used in the Merger Agreement, "Suspension Event" means the occurrence of any of the following: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, Nasdaq or in the over-the-counter market in the United States, (ii) a declaration of a general banking moratorium or any suspension of payments in respect of banks in the United States or (iii) any limitation (whether or not mandatory) by any governmental authority on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions.

     Effect of Termination. The Merger Agreement provides that in the event of the termination of the Merger Agreement, the Merger Agreement will forthwith become void, and there will be no liability on the part of any party thereto, except (i) as described below under the section entitled "Fees" and (ii) nothing in the Merger Agreement will relieve any party from liability for any intentional breach thereof prior to the date of such termination. The Confidentiality Agreement will, however, survive any termination of the Merger Agreement.

     Fees. The Merger Agreement provides that if the Merger Agreement is terminated pursuant to the termination provisions described above in (c)(ii) or
(d)(iv), then, in any such event, DevX will pay Comstock promptly (but in no event later than one business day after the first of such events has occurred) a fee in immediately available funds of $3,500,000 (the "Fee").

     Except as described in this Section "Fees," all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not any transaction is consummated. If DevX fails to pay the Fee, it is also obligated to pay interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate.

     Amendment and Waiver. Subject to the provisions describe above under "DevX Board Representation," the Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, except that, after the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of DevX, no amendment may be made that would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. Also subject to the provisions described above under "DevX Board Representation," at any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any obligation or other act of any other party thereto, (b) waive any inaccuracy in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained therein.

  CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement dated January 16, 2001 (the "Confidentiality Agreement") between Comstock and DevX. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning DevX."

     Comstock agreed in the Confidentiality Agreement to utilize the Confidential Information (as defined below) only for the purpose of evaluating a transaction between Comstock and DevX and preparing proposals with respect thereto and to protect the confidentiality of the Confidential Information with the same degree of care, but in any case no less than a reasonable standard of care, as Comstock uses to protect its own Confidential Information. Comstock also agreed in the Confidentiality Agreement not to disclose the Confidential Information to any third party, with certain exceptions, and to direct all employees and third party consultants to whom Comstock provides access to the Confidential Information not to disclose such Confidential Information or the fact that any discussions or negotiations are taking place between the parties and to remain liable for any unauthorized disclosure or use of Confidential Information by such employees or third party consultants notwithstanding such direction.

     The restrictions on use and disclosure of the Confidential Information set out in the Confidentiality Agreement will continue until January 16, 2003.

     The parties to the Confidentiality Agreement agreed that, except with respect to the matters specifically addressed in the Confidentiality Agreement, unless and until they execute and deliver a definitive agreement concerning a transaction, (i) neither of them is under any obligation whatsoever with respect to each other whether by virtue of the Confidentiality Agreement or any other understanding or agreement, and (ii) DevX may make, entertain or solicit similar offers from third parties or conduct any process with respect thereto, except that before January 16, 2003, Comstock may not participate directly or indirectly in any transaction pertaining to any publicly traded securities of DevX that has not been approved by the Board.

     For purposes of the Confidentiality Agreement, "Confidential Information" means all tangible forms of information, documents, memoranda or other materials pertaining to and prepared by or on behalf of DevX or any of its subsidiaries and affiliates, or of the business, properties and assets thereof, excluding information that (i) is or becomes generally available to the public as a result of an authorized disclosure by a party or (ii) is or becomes available to Comstock on a non-confidential basis from another source that is not bound by a confidentiality agreement with or other obligation of secrecy to or for the benefit of DevX.

11. PURPOSE OF THE OFFER; PLANS FOR DEVX AFTER THE OFFER AND THE MERGER; EFFECT ON SENIOR NOTES.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Comstock to acquire control of, and the entire equity interest in, DevX. The Offer, as the first step in the acquisition of DevX, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Comstock to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, DevX will become an indirect wholly owned subsidiary of Comstock.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of DevX is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

     In the Merger Agreement, DevX has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions, including the Offer and the Merger, if such action is required by Delaware Law in order to consummate the Merger. Comstock, Holdings and Purchaser intend to vote all Shares owned by them and their subsidiaries in favor of the approval and adoption of the Merger Agreement and the Merger.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of 50% of the outstanding Shares plus one Share (including Shares purchased pursuant to the Offer), Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Purchaser expects that such representation would permit Purchaser to exert substantial influence over DevX's conduct of its business and operations.

     Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of DevX's stockholders. In such event, Comstock, Holdings, Purchaser and DevX have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of DevX's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of DevX's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger. In such event, Purchaser may, if possible, act by written consent to approve and adopt the Merger Agreement.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in some circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Comstock does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, Shares. Comstock intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including FBR) are not necessarily opinions as to "fair value" under Section 262.

     The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it or its affiliates. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning DevX and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for DevX. Except as disclosed in this Offer to Purchase, none of Comstock, Holdings or Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, purchase or sale or transfer of a material amount of assets, involving DevX or any of its subsidiaries, or any material changes in DevX's capitalization, corporate structure, business or composition of its management or the Board. Comstock will continue to evaluate and review DevX and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of DevX with those of other business units and subsidiaries of Comstock. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Comstock acquires control of DevX, Comstock will complete such evaluation and review of DevX and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring DevX through changes in DevX's business, corporate structure, Certificate of Incorporation, By-laws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

     Comstock, Holdings, Purchaser or an affiliate of Comstock may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price paid in the Offer.

     Effect on Senior Notes. At September 30, 2001, $50.0 million aggregate principal amount of the Senior Notes was outstanding. The Offer is not being made for (nor will tenders be accepted of) any of the Senior Notes. Comstock may approach the holders of the Senior Notes to discuss a possible acquisition of their Senior Notes.

     The Indenture provides that upon a "Change of Control" of DevX, the holders of the Senior Notes have the right, at such holder's option, pursuant to an offer (subject to the conditions required by applicable law, if any) by DevX (the "Change of Control Offer"), to require DevX to repurchase all or any party of such holder's Senior Notes (as long as the principal amount of such Senior Notes is $1,000 or an interval thereof) on a date (the "Change of Control Payment Date") that is no fewer than 30 days and no later than 60 days from the date of the Change of Control Offer, at a cash price equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest to the Change of Control Payment Date. The consummation of the Offer on the terms described in this Offer to Purchase will constitute a Change of Control under the Indenture.

     Within 30 days following the Change in Control, a written notice will be sent to the Trustee and to each holder of Senior Notes (and to beneficial owners as required by applicable law). Such notice will state, among other things, (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the Indenture and that all Senior Notes (or portions thereof) properly tendered will be accepted for payment; (ii) the purchase price and the Change of Control Payment Date; (iii) that any Senior Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (iv) that any Senior Notes (or portion thereof) not properly tendered will continue to accrue interest; (v) a description of the transaction or transactions constituting the Change of Control; (vi) the procedures that holders of Senior Notes must follow in order to tender their Senior Notes (or portions thereof) for payment and the procedures that holders of Senior Notes must follow in order to withdraw an election to tender Senior Notes (or portions thereof) for payment; and (vii) all other instructions and material necessary to enable holders to tender Senior Notes pursuant to the Change of Control Offer.

12.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that DevX will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Comstock, (a) issue (other than upon the exercise of options or warrants previously granted to current or former officers, employees or directors of
DevX), purchase, redeem, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of DevX or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of DevX or any of its subsidiaries;
(b) with certain exceptions, sell, transfer, assign, dispose of or encumber any assets of DevX or any of its subsidiaries, or enter into any agreement or commitment with respect to assets of DevX or its subsidiaries, other than in the ordinary course consistent with past good business practice; (c) with certain exceptions, sell, transfer, assign, dispose of or encumber any of DevX's oil and gas properties or enter into any agreement or commitment with respect to any such sale, assignment, disposition or encumbrance; (d) acquire or agree to acquire any assets other than in the ordinary course and consistent with past business practice; (e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary to DevX or any other subsidiary; or (f) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements."

13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser in the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Comstock intends to cause the delisting of the Shares from Nasdaq following consummation of the Offer.

     Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 500,000, the number of beneficial owners of Shares falls below 300 or the market value of such publicly held Shares is not at least $1,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by DevX to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by DevX to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of DevX and persons holding "restricted securities" of DevX may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause DevX to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, such Shares would no longer constitute "margin securities."

14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser is not required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer if (i) immediately prior to the expiration of the Offer, the Minimum Condition has not been satisfied, or (ii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions exist:

          (a) there has been instituted or be pending any Action by any governmental authority (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Comstock, Holdings, Purchaser or any other affiliate of Comstock, or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit the ownership or operation by DevX, Comstock or any of their subsidiaries of all or any of the business or assets of DevX, Comstock or any of their subsidiaries or to compel DevX, Comstock or any of their subsidiaries, as a result of the Offer or the Merger, to dispose of or to hold separate all or any portion of the business or assets of DevX, Comstock or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Comstock, Holdings, Purchaser or any other affiliate of Comstock to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to DevX's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iv) seeking to require divestiture by Comstock, Holdings, Purchaser or any other affiliate of Comstock of any Shares; or
     (v) that otherwise is likely to materially and adversely affect Comstock or have a material adverse effect on DevX;

          (b) any governmental authority or court of competent jurisdiction has issued an order, decree, injunction or ruling or taken any other action (i) permanently restraining, enjoining or otherwise prohibiting or preventing the Offer or the Merger and such order, decree, injunction, ruling or other action shall have become final and non-appealable, or (ii) that is reasonably likely to result, directly or indirectly, in any of the consequences described in clause (i) through (v) of paragraph (a) above;

          (c) there has been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Comstock, DevX or any subsidiary or affiliate of Comstock or DevX or
     (ii) any transaction contemplated by the Merger Agreement, by any United States legislative body or governmental authority with appropriate jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences described in clauses (i) through (v) of paragraph (a) above;

          (d) (i) the Board, or any committee thereof, has withdrawn or modified, in a manner adverse to Comstock, Holdings or Purchaser, the approval or recommendation of the Offer, the Merger, the Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (ii) the Board, or any committee thereof, has resolved to do any of the foregoing;

          (e) (i) any representation or warranty of DevX in the Merger Agreement that is qualified as to material adverse effect is not true and correct as so qualified or (ii) any representation or warranty that is not so qualified is not true and correct (except where the failure to be true and correct would not have a material adverse effect on DevX or any subsidiary of DevX), in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (except as to any representation or warranty made as of a specified date);

          (f) DevX has failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of DevX to be performed or complied with by it under the Merger Agreement; or

          (g) the Merger Agreement has been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Purchaser, Holdings and Comstock and may be asserted by Purchaser, Holdings or Comstock regardless of the circumstances giving rise to any such condition or may be waived by Purchaser, Holdings or Comstock in whole or in part at any time and from time to time in their sole discretion. The failure by Comstock, Holdings or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon Purchaser's review of publicly available information regarding DevX and the review of information furnished by DevX to Comstock and discussions between representatives of Comstock and representatives of DevX (see "Section 10. Background of the Offer; the Merger Agreement and Related Agreements"), none of Purchaser, Holdings or Comstock is aware of (i) any license or other regulatory permit that appears to be material to the business of DevX or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as described below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Certain Conditions of the Offer" have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of DevX, Comstock, Holdings or Purchaser or that certain parts of the business of DevX, Comstock, Holdings or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15.

Certain Legal Matters and Regulatory Approvals." See "Section 14. Certain Conditions of the Offer" for certain conditions of the Offer.

     State Takeover Laws. DevX is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On November 4, 2001, prior to the execution of the Merger Agreement, the Board approved the Merger Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of DevX. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     DevX, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and it has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14. Certain Conditions of the Offer."

     Antitrust Compliance. Comstock, Holdings, Purchaser and DevX believe that the Offer and the Merger may be consummated without notification being given or information being furnished to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and that no waiting period requirements under the HSR Act are applicable to the Offer or the Merger. At any time, however, before or after the purchase of Shares pursuant to the Offer, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Comstock, DevX or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Comstock relating to the businesses in which Comstock, DevX and their respective subsidiaries are engaged, Comstock, Holdings and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14. Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

16.  FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser, Holdings and Comstock have retained Innisfree M&A Incorporated as the Information Agent, and American Stock Transfer & Trust Company as the Depositary, in connection with the Offer and the Merger. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. As compensation for acting as Information Agent in connection with the Offer and the Merger, Purchaser will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer and the Merger, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by any administrative or judicial action or by any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Purchaser has not authorized any person to give any information or make any representation on its behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, holders of Shares should not rely on such information or representation as having been authorized.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Comstock, Holdings and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 11. Certain Information Concerning DevX" (except that they will not be available at the regional offices of the Commission).

                                          COMSTOCK ACQUISITION INC.

Dated: November 15, 2001

                                   SCHEDULE I

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                      OF COMSTOCK, HOLDINGS AND PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF COMSTOCK

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Comstock. The current business address of each person is c/o Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. Each such person is a citizen of the United States of America.

                                                                         MATERIAL POSITIONS HELD
NAME                      POSITIONS AND OFFICES HELD WITH COMSTOCK      DURING THE PAST FIVE YEARS
----                      ----------------------------------------      --------------------------
M. Jay Allison            President, Chief Executive Officer and    Director of Comstock since 1987,
                          Chairman of the Board of Directors        President and Chief Executive
                                                                    Officer of Comstock since 1988 and
                                                                    Chairman of the Board of Directors
                                                                    of Comstock since 1997.
Roland O. Burns           Director, Senior Vice President, Chief    Director of Comstock since 1999
                          Financial Officer, Secretary and          and Senior Vice President of
                          Treasurer                                 Comstock since 1994.
Cecil E. Martin, Jr.      Director                                  Director of Comstock since 1988.
                                                                    An independent commercial real
                                                                    estate developer since 1991.
David W. Sledge           Director                                  Director of Comstock since 1996.
                                                                    An investor in oil and gas
                                                                    activities since 1996.
David K. Lockett          Director                                  Director of Comstock since July
                                                                    2001. Employed by Dell Computer
                                                                    Corporation since 1991, and
                                                                    currently serves as a vice
                                                                    president and head of its Small
                                                                    and Medium Business Group.

DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Holdings. The current business address of each person is c/o Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. Each such person is a citizen of the United States of America.

                                                                         MATERIAL POSITIONS HELD
NAME                      POSITIONS AND OFFICES HELD WITH HOLDINGS      DURING THE PAST FIVE YEARS
----                      ----------------------------------------      --------------------------
M. Jay Allison            President and Director                    Director of Comstock since 1987,
                                                                    President and Chief Executive
                                                                    Officer of Comstock since 1988 and
                                                                    Chairman of the Board of Directors
                                                                    of Comstock since 1997. Director
                                                                    and President of Holdings since
                                                                    November 5, 2001.
Roland O. Burns           Vice President, Secretary and Treasurer   Director of Comstock since 1999
                          and Director                              and Senior Vice President of
                                                                    Comstock since 1994. Director and
                                                                    Vice President, Secretary and
                                                                    Treasurer of Holdings since
                                                                    November 5, 2001.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. The current business address of each person is c/o Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. Each such person is a citizen of the United States of America.

                                                                          MATERIAL POSITIONS HELD
NAME                      POSITIONS AND OFFICES HELD WITH PURCHASER      DURING THE PAST FIVE YEARS
----                      -----------------------------------------      --------------------------
M. Jay Allison            President and Director                     Director of Comstock since 1987,
                                                                     President and Chief Executive
                                                                     Officer of Comstock since 1988 and
                                                                     Chairman of the Board of Directors
                                                                     of Comstock since 1997. Director
                                                                     and President of Purchaser since
                                                                     November 5, 2001.
Roland O. Burns           Vice President, Secretary and Treasurer    Director of Comstock since 1999
                          and Director                               and Senior Vice President of
                                                                     Comstock since 1994. Director and
                                                                     Vice President, Secretary and
                                                                     Treasurer of Purchaser since
                                                                     November 5, 2001.

     The Letter of Transmittal, manually signed, and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

             By First Class Mail, by Overnight Courier or by Hand:
                    American Stock Transfer & Trust Company
                                 59 Maiden Lane
                               New York, NY 10038

                           By Facsimile Transmission
                        for Eligible Institutions only:
                                 (718) 234-5001

                             Confirm by Telephone:
                                 (718) 921-8200

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [INNISFREE LOGO]
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                         Call Toll Free: (888) 750-5834
                 Banks and Brokers Call Collect: (212) 750-5833